EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228
Immediate Release
Columbus McKinnon Reports Fourth Quarter
and Full Year Fiscal 2015 Financial Results

•	Fourth quarter gross margin was 30.5%; adjusted gross margin improved to 31.6%

•	Full year gross and operating margins expanded to 31.3% and 9.4%, respectively

•	Return on invested capital of 11.2% continues to exceed the weighted average cost of capital

•	Strong cash from operations of $38.3 million increased 30% in Fiscal 2015

•	Recent acquisitions are gaining traction

AMHERST, NY, May 28, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2015. Fourth quarter results include the Stahlhammer Bommern GmbH (“STB”) acquisition completed on December 30, 2014.

Net sales for the fourth quarter of $148.9 million were down $11.5 million, or 7.2%, from the prior-year period as a result of the negative impact of foreign currency exchange rates and lower sales volume. Sales per shipping day was $2.36 million, down from $2.59 million in the prior-year period, but slightly improved from $2.35 million in the trailing third quarter of fiscal 2015. Sales from the STB acquisition were $3.6 million.

Timothy T. Tevens, President and Chief Executive Officer, commented, “While the quarter started off slow, we were encouraged to see sales ramp up nicely through the quarter. Especially encouraging was the growth in demand in Europe, particularly Germany. We also had 23% growth in our Asia Pacific region in the quarter, driven by our facility expansion in China and deeper penetration into Asia Pacific. Although we faced currency headwinds and a tough comparable with significant bookings last year, we are making headway with our Global Services and targeted market initiatives, localization of product in Asia, expanding sales footprint and the expansion of our product offerings and strategic acquisitions.”

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

The fluctuation in sales for the fourth quarter of fiscal 2015 compared with the fourth quarter of fiscal 2014 is summarized as follows:

($ in millions)	$ Change	% Change
Volume	(12.7)	(8.0)%
Foreign currency translation	(9.1)	(5.7)%
Pricing	2.2	1.4%
Additional shipping day	2.6	1.6%
Acquisitions	5.5	3.5%
Total	$(11.5)	(7.2)%

U.S. sales, which comprised 57% of total sales, were down by $6.0 million, or 6.5%, to $85.5 million compared with the fourth quarter of fiscal 2014, primarily as a result of lower volume. This was somewhat offset by an additional shipping day, the impact of two months of the Unified acquisition and improved pricing.

Sales outside of the U.S. were down $5.6 million to $63.4 million. Foreign currency translation was the primary reason, negatively impacting sales by $9.1 million, and volume was 3.7% lower compared with the prior-year period. Improved pricing, the additional shipping day and sales from STB offset a portion of the foreign currency impact and lower sales volumes.

Relatively solid margins without the benefit of higher sales volume
Adjusted gross profit was $47.0 million, or 31.6% of sales. On an adjusted basis, this was the 18th consecutive quarter of year-over-year gross margin expansion. Adjustments include a $0.4 million inventory step-up expense related to the STB acquisition and plant closure costs of $1.2 million for the consolidation of certain facilities in Europe. On a GAAP basis, gross profit decreased $4.8 million to $45.5 million, or 30.5% of sales, when compared with the prior year’s quarter. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

($ in millions)	Impact on Gross Profit
Pricing net of material cost inflation	$2.2
Acquisitions	$1.2
Product liability	$(0.1)
Acquisition inventory step-up expense	$(0.4)
Productivity net of other manufacturing cost increases	$(0.8)
European facility consolidation costs	$(1.2)
Foreign currency translation	$(2.1)
Sales volume and mix	$(3.6)
Total	$(4.8)

Selling expense was down by $1.4 million, to $17.4 million, benefiting from foreign currency translation when compared with the fourth quarter of fiscal 2014. Acquisitions added $0.3 million and the European facility consolidation added $0.3 million to selling expense. As a percent of revenue, selling expense was 11.7%, unchanged from the prior-year period.

General and administrative (G&A) expense was $14.7 million, up $1.1 million from the prior-year period, of which $0.3 million was incremental G&A from acquisitions and $0.2 million related to the European facility consolidation. Professional services, pension expense and bad debt accruals accounted for $1.0 million of the increase. G&A as a percent of sales was 9.8% compared with 8.4% in the prior-year period.

Adjusted operating income of $15.1 million, or 10.2% of sales, was down by $2.4 million compared with the prior-year period. Adjustments include European facility consolidation costs and inventory step-up expense for the acquisition of STB. GAAP operating income and margin were $12.9 million and 8.7%, respectively, in the fiscal 2015 fourth quarter. Please see the attached tables for a reconciliation of GAAP operating income to adjusted operating income.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

The effective tax rate in the quarter was 13.2% compared with 35.7% in the prior-year period. The unusually low effective tax rate was due to certain fourth quarter tax adjustments on lower pre-tax income.

Adjusted net income for fourth quarter fiscal 2015 was $9.2 million, or $0.45 per diluted share, compared with adjusted net income of $10.5 million, or $0.52 per diluted share in the prior-year period. Adjusted net income is a non-GAAP financial measure and reflects the exclusion of charges related to the debt refinancing in February 2015, European facility consolidation costs, acquisition related expenses, and an adjustment to reflect a more typical corporate tax rate of 30%. GAAP net income was $2.0 million, or $0.10 per diluted share, in the fourth quarter compared with $9.6 million, or $0.48 per diluted share, in the prior-year period. Please see the attached tables for a reconciliation of GAAP net income to adjusted net income.

Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, commented, “We had several unusual items in the quarter that need to be considered when reviewing our results. These included European facility consolidation costs, STB acquisition inventory step-up expense and the costs associated with the debt refinancing. Without those items, we believe our results reflect the effectiveness of our lean manufacturing processes and continuous improvement efforts as demonstrated in our relatively solid margins on lower volume.”

He added, “As we look at fiscal 2016, there will continue to be some unusual items. Specifically, in the first quarter we expect to incur an additional $0.6 million in costs for the European facility consolidation currently underway, of which $0.4 million will be in cost of goods sold. Inventory step-up expense for the STB acquisition will have a $0.4 million impact in the first quarter as well.”

Fiscal 2015 Review
The fluctuation in sales for fiscal 2015 compared with fiscal 2014 is summarized as follows:

($ in millions)	$ Change	% Change
Volume	(13.4)	(2.2)%
Foreign currency translation	(12.8)	(2.2)%
Pricing	6.6	1.1%
Acquisitions	16.0	2.7%
Total	$(3.6)	(0.6)%

Net sales were $579.6 million, down negligibly from the prior year. Acquisitions contributed $16.0 million to sales which more than offset the $12.8 million negative impact of foreign currency translation. Sales to the U.S., which represented 58% of total sales, were up 1.3% to $335.6 million. Non-U.S. sales were $244.0 million and decreased by 3.1% compared with fiscal 2014, primarily as a result of foreign currency exchange translation and lower volumes in the weak European and South African economies.

Adjusted gross profit increased $2.3 million to $183.3 million over fiscal 2014. Adjusted gross margin was 31.6%, up 60 basis points over fiscal 2014 gross margin. Reported gross profit and margin for fiscal 2015 were $181.6 million and 31.3%, respectively. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

($ in millions)	Impact on Gross Profit
Pricing net of material cost inflation	$5.8
Acquisitions	$5.2
Productivity net of other manufacturing cost increases	$0.7
Inventory reserves	$(0.3)
Product liability	$(0.4)
Acquisition inventory step-up expense	$(0.5)
European facility consolidation costs	$(1.2)
Foreign currency translation	$(3.1)
Sales volume and mix	$(5.6)
Total	$0.6

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

Selling expenses were $69.8 million, an increase of 1.2% compared with the prior year. Selling expense as a percent of sales was 12.0% compared with 11.8% in fiscal 2014. G&A expense of $54.9 million in fiscal 2015 was down $0.9 million. Fiscal 2014 G&A expense included approximately $1.7 million of atypical merger and acquisition costs. As a percent of sales, G&A expense was 9.5% compared with 9.6% in fiscal 2014.

Adjusted operating income increased by $1.0 million to $57.0 million in fiscal 2015 over the prior year. Adjusted operating margin was 9.8% of sales, a 20 basis point improvement over the prior year. GAAP operating income and margin were $54.6 million and 9.4% of sales. Please see the attached tables for a reconciliation of GAAP operating income to adjusted operating income.

The effective tax rate for fiscal 2015 was 24.5%, below the typical corporate tax rate of 30% primarily because of the deductibility of the $8.6 million of debt refinancing costs in the U.S. The Company expects the fiscal 2016 effective tax rate to range between 31% and 36%. The higher tax rate reflects increased pre-tax income, due to the approximately $7.6 million in interest expense savings from the refinancing in the U.S., which has the highest corporate tax rate for the Company.

Adjusted net income, a non-GAAP financial measure, was $32.9 million, or $1.63 per diluted share, in fiscal 2015 compared with $31.1 million, or $1.56 per diluted share, in the prior year. GAAP net income was $27.2 million for fiscal 2015 compared with $30.4 million in fiscal 2014. Please see the attached tables for a reconciliation of GAAP net income to adjusted net income.

Cash from operations increased 30% for fiscal 2015
Cash and cash equivalents were $63.1 million at March 31, 2015. Ending fiscal 2015 cash balances reflect strategic actions during the year including the acquisition of STB and the debt refinancing. Gross debt at March 31, 2015 was $126.7 million. Debt, net of cash, was $63.7 million, or 19.2% of net total capitalization. Return on invested capital for the trailing twelve-month period was 11.2%, which exceeds the Company’s estimated weighted average cost of capital.

Cash provided by operations was $8.4 million in the fourth quarter and $38.3 million for the full year fiscal 2015. Cash provided by operations increased 30%, or $8.7 million, compared with fiscal 2014. Excluding the impact of the STB acquisition, working capital as a percentage of sales improved to 20.8% at the end of the fourth quarter, compared with 21.7% at the end of fiscal 2014’s fourth quarter.

Capital expenditures for fiscal 2015 were $17.2 million. Of this total, $3.4 million was associated with the implementation of a new enterprise resource planning system (ERP). For fiscal 2016, the Company expects capital spending to be approximately $18 million to $22 million.

Expect moderate growth and expanding margins in fiscal 2016
Mr. Tevens commented, “We are excited by the progress we are making in growing market share in our targeted markets and the opportunities for sales synergies we see with our recent acquisitions. Our customers are responding favorably as we identify custom solutions for their lifting and positioning requirements through our Global Services offering, as well. We have demonstrated our ability to grow our revenue in the Asia Pacific region, and we will continue to do so in fiscal 2016. We believe that over time, there is sufficient market opportunity in that region to achieve $100 million in sales.”

Backlog decreased slightly to $85.2 million at March 31, 2015 from $85.5 million at December 31, 2014. Approximately 60% of backlog at year end is expected to ship in the first quarter. Backlog that represents longer-lead time project orders was $34.0 million, or 40% of total backlog. These projects are scheduled for shipment beyond June 30, 2015, and compares with project backlog of $32.8 million at the end of the trailing third quarter and $29.6 million at March 31, 2014. Backlog is not necessarily a leading indicator of sales for the Company.

Mr. Tevens added, “In fiscal 2016, we expect continued expansion of margins as we progress along our lean manufacturing journey and to also realize moderate growth. Our bottom line will also have the benefit of approximately $0.27 per diluted share from our recent debt refinancing.”

He concluded, “While foreign currency translation and the oil and gas sector remain challenging, there are many reasons for us to be excited for our Company in fiscal 2016 and beyond. Allow me to name a few:

•	The economy in Europe has strengthened.

•
We are making progress in several markets. Our emerging market strategy is working as we see continued double digit growth in China, while our targeted markets of mining and construction are gaining traction.

•	We have accelerated the introduction of new products that directly address our customers’ needs in the markets we have targeted, both geographically and by industry.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

•	Our acquisitions are gaining a solid foothold, and we are able to leverage our global sales reach to increase their opportunities while complementing our product offerings.

•	Importantly, our acquisition pipeline is more robust than ever and full of actionable potential acquisitions that can contribute to broadening our offerings, market opportunities and global reach.

“It’s encouraging to see the momentum we are developing, and we expect the next few years to demonstrate the results of our concerted efforts to be the global leader in helping our customers lift, position and secure materials easily and safely.”

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. U.S. industrial capacity utilization was 78.1% in March 2015 compared with 78.9% in December 2014, and up slightly from 77.6% in March 2014. Eurozone capacity utilization increased to 81.0% at March 31, 2015 compared with 80.3% at both December 31 and March 31, 2014. The Company’s sales tend to lag changes in these indicators by one to two quarters.

Teleconference and webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through June 4, 2015 by dialing 858-384-5517 and entering the passcode 13610068. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2015	March 31, 2014	Change
Net sales	$148,929	$160,475	-7.2%
Cost of products sold	103,452	110,175	-6.1%
Gross profit	45,477	50,300	-9.6%
Gross profit margin	30.5%	31.3%
Selling expense	17,385	18,747	-7.3%
General and administrative expense	14,650	13,507	8.5%
Amortization	550	518	6.2%
Income from operations	12,892	17,528	-26.4%
Operating margin	8.7%	10.9%
Interest and debt expense	2,413	3,354	-28.1%
Cost of bond redemption	8,567	—	NM
Investment income	(1,042)	(849)	22.7%
Foreign currency exchange loss	827	136	508.1%
Other (income) expense, net	(173)	(74)	133.8%
Income before income tax expense	2,300	14,961	-84.6%
Income tax expense	303	5,346	-94.3%
Net income	$1,997	$9,615	-79.2%

Average basic shares outstanding	19,983	19,755	1.2%
Basic income per share:
Basic income per share	$0.10	$0.49	-79.6%

Average diluted shares outstanding	20,266	20,075	1.0%
Diluted income per share:
Diluted income per share	$0.10	$0.48	-79.2%

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2015	March 31, 2014	Change
Net sales	$579,643	$583,290	-0.6%
Cost of products sold	398,036	402,242	-1.0%
Gross profit	181,607	181,048	0.3%
Gross profit margin	31.3%	31.0%
Selling expense	69,819	68,963	1.2%
General and administrative expense	54,874	55,754	-1.6%
Amortization	2,266	1,981	14.4%
Income from operations	54,648	54,350	0.5%
Operating margin	9.4%	9.3%
Interest and debt expense	12,390	13,492	-8.2%
Cost of bond redemption	8,567	—	NM
Investment income	(2,725)	(1,595)	70.8%
Foreign currency exchange loss	863	1,124	-23.2%
Other (income) expense, net	(462)	(1,393)	-66.8%
Income before income tax expense	36,015	42,722	-15.7%
Income tax expense	8,825	12,301	-28.3%
Net income	$27,190	$30,421	-10.6%

Average basic shares outstanding	19,939	19,655	1.4%
Basic income per share:
Basic income per share	$1.36	$1.55	-12.3%

Average diluted shares outstanding	20,224	19,950	1.4%
Diluted income per share:
Diluted income per share	$1.34	$1.52	-11.8%

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2015	March 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,056	$112,309
Trade accounts receivable	80,531	93,223
Inventories	103,187	97,576
Prepaid expenses and other	27,255	23,444
Total current assets	274,029	326,552

Net property, plant, and equipment	91,127	78,687
Goodwill	121,461	119,303
Other intangibles, net	19,104	20,842
Marketable securities	19,867	21,941
Deferred taxes on income	28,695	23,406
Other assets	12,041	7,943
Total assets	$566,324	$598,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$33,406	$35,359
Accrued liabilities	50,263	52,348
Current portion of long-term debt	13,292	1,588
Total current liabilities	96,961	89,295

Senior debt, less current portion	1,478	2,020
Subordinated debt	—	148,685
Term loan	111,942	—
Other non-current liabilities	87,224	67,388
Total liabilities	297,605	307,388

Shareholders’ equity:
Common stock	200	198
Additional paid-in capital	203,156	198,546
Retained earnings	157,811	133,820
ESOP debt guarantee	—	(142)
Accumulated other comprehensive loss	(92,448)	(41,136)
Total shareholders’ equity	268,719	291,286
Total liabilities and shareholders’ equity	$566,324	$598,674

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Year Ended
	March 31, 2015	March 31, 2014
Operating activities:
Net income	$27,190	$30,421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,562	13,380
Deferred income taxes	2,074	5,031
Gain on sale of real estate, investments, and other	(1,897)	(2,332)
Cost of bond redemption	8,567
Stock based compensation	3,895	3,633
Amortization of deferred financing costs and discount on debt	805	870
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	8,302	(9,318)
Inventories	(9,080)	1,312
Prepaid expenses and other	(3,192)	(3,750)
Other assets	(572)	(273)
Trade accounts payable	1,084	(2,821)
Accrued liabilities	(872)	1,081
Non-current liabilities	(12,612)	(7,727)
Net cash provided by operating activities	38,254	29,507

Investing activities:
Proceeds from sale of marketable securities	6,919	6,689
Purchases of marketable securities	(3,689)	(4,099)
Capital expenditures	(17,243)	(20,846)
Purchase of business, net of cash acquired	(19,992)	(22,169)
Other	(74)	—
Net cash used for investing activities	(34,079)	(40,425)

Financing activities:
Proceeds from stock options exercised	1,607	2,194
Dividends paid	(3,192)	—
Payment of bond redemption tender fees	(5,907)	—
Restricted cash related to purchase of business	(5,431)	—
Net payments under lines-of-credit	—	(7)
Repayment of debt	(157,203)	(858)
Proceeds from issuance of long-term debt	124,423	—
Payment of deferred financing costs	(1,825)	—
Change in ESOP debt guarantee	(859)	410
Net cash (used for) provided by financing activities	(48,387)	1,739

Effect of exchange rate changes on cash	(5,041)	(172)

Net change in cash and cash equivalents	(49,253)	(9,351)
Cash and cash equivalents at beginning of year	112,309	121,660
Cash and cash equivalents at end of period	$63,056	$112,309

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2015		December 31, 2014		March 31, 2014
Backlog (in millions)	$85.2		$85.5		$86.8

Trade accounts receivable (1)
days sales outstanding	49.2	days	43.8	days	52.9	days

Inventory turns per year (1)
(based on cost of products sold)	4.0	turns	3.9	turns	4.5	turns
Days' inventory (1)	91.0	days	93.6	days	81.1	days

Trade accounts payable (1)
days payables outstanding	29.4	days	21.9	days	29.2	days

Working capital as a % of sales (1) (2)	20.8%		19.6%		21.7%

Debt to total capitalization percentage	32.0%		34.0%		34.3%

Debt, net of cash, to net total capitalization	19.2%		15.3%		12.1%

(1) December 31, 2014 figure excludes the impact of the acquisition of STB, which closed on December 30, 2014
(2) March 31, 2015 figure excludes the impact of the acquisition of STB

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 16	63	64	60	63	250

FY 15	63	64	60	63	250

FY14	64	63	61	62	250

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended		Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Gross Profit	$45,477	50,300	181,607	181,048
Add back:
European facility consolidation costs	1,176	—	1,176	—
Acquisition inventory step-up expense	394	—	543	—
Non-GAAP adjusted gross profit	$47,047	$50,300	$183,326	$181,048

Sales	$148,929	$160,475	$579,643	$583,290
Adjusted gross margin	31.6%	31.3%	31.6%	31.0%

Adjusted gross profit is defined as gross profit as reported, adjusted for unusual items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit.

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income and Margin
($ in thousands)

	Three Months Ended		Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Operating income	$12,892	$17,528	$54,648	$54,350
Add back:
Atypical merger & acquisition expense	—	—	—	1,657
European facility consolidation costs	1,726	—	1,726	—
Acquisition inventory step-up expense and real estate transfer taxes	510	—	659	—
Non-GAAP adjusted operating income	$15,128	$17,528	$57,033	$56,007

Sales	$148,929	$160,475	$579,643	$583,290
Adjusted operating margin	10.2%	10.9%	9.8%	9.6%

Adjusted operating income is defined as operating income as reported, adjusted for unusual items. Adjusted operating income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted operating income is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s operating income to the historical period’s operating income.

Columbus McKinnon Reports Fourth Quarter and Full Year Fiscal 2015 Financial Results
May 28, 2015

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to Non-GAAP Adjusted
Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended				Year Ended
	March 31, 2015		March 31, 2014		March 31, 2015		March 31, 2014
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income	$1,997	$0.10	$9,615	$0.48	$27,190	$1.34	$30,421	$1.52
Add back:
Atypical merger & acquisition expense*	—	—	—	—	—	—	1,160	0.06
Acquisition inventory step-up expense and real estate transfer taxes*	357	0.02	—	—	461	0.02	—	—
European facility consolidation costs*	1,208	0.06	—	—	1,208	0.06	—	—
Debt refinancing costs*	5,997	0.30	—	—	5,997	0.30	—	—
Normalized 30% tax rate	(387)	(0.03)	858	0.04	(1,979)	(0.09)	(516)	(0.02)
Non-GAAP adjusted net income	$9,172	$0.45	$10,473	$0.52	$32,877	$1.63	$31,065	$1.56

*Net of normalized 30% tax rate

Adjusted net income and diluted EPS is defined as net income and diluted EPS as reported, adjusted for unusual items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not a measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s net income and diluted EPS to the historical period’s net income and diluted EPS.